Ener1 Announces Agreement to Restructure Senior Notes

Primary Shareholder Extends Maturity of Line of Credit to 2013

NEW YORK (September 12, 2011) – Ener1, Inc. (NASDAQ: HEV), a leading manufacturer of lithium-ion energy storage solutions for utility grid, transportation and industrial applications, today announced that it has entered into an agreement to restructure its 8.25% Senior Amortizing Notes (the “Notes”) with Goldman Sachs Asset Management, L.P. and other holders of the Notes. Ener1 also announced that its primary shareholder, BzinFin S.A., has extended the maturity of its $15-million line of credit from November 2011 to July 2013.

Under the terms of the Note restructuring agreement, the outstanding principal amount of the Notes, totaling $58.5 million, will be divided into two tranches of $29.25 million each, and will be convertible at the option of the investor into shares of Ener1’s common stock, as follows:
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The conversion price for the Tranche A Notes will be fixed at approximately $0.66, or 175% of the 5-day volume-weighted average price (VWAP) of Ener1’s common stock, for the period ending August 30, 2011.

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The conversion price for the Tranche B Notes will be fixed at $2.00, subject to a downward adjustment if such Notes are not redeemed by January 31, 2012 to the lower of the conversion price for the Tranche A Notes or the 5-day VWAP of Ener1’s common stock for the period ending January 31, 2012.

Additional terms of the restructuring include:
•	The amortization payment due on October 1, 2011 will be made in 50% cash and 50% stock.
•	The requirement to maintain a minimum cash balance has been reduced from the $12 million to the lower of $6 million of 15% of the principal amount of Notes outstanding.
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Note holders will receive an additional 1.4 million in warrants to purchase Ener1 stock at a strike price of $0.3752 per share.  The existing warrants held by the note holders will also be reset to this strike price.

"We're pleased with the confidence placed in us by our investors, since these agreements give us greater flexibility to achieve our business goals," stated Ener1 Chairman and CEO Charles Gassenheimer. "Through our industry-leading technology, business pipeline and investor commitment, we believe that we will maintain our position as a significant player in energy storage for electric utilities, transportation and industrial applications in the U.S. and around the world. We look forward to providing more detail on our financial position and business opportunities once the restatement of our financial statements is completed."

About Ener1, Inc.

Ener1, Inc. is a publicly traded (NASDAQ:HEV) energy storage technology company that develops compact, lithium-ion-powered battery solutions for the utility grid, transportation and industrial electronics markets.  Headquartered in New York City, the company has manufacturing locations in the United States and Korea.  Ener1 also develops commercial fuel cell products and nanotechnology-based materials.  For more information, visit Ener1's web site at www.ener1.com.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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MEDIA & INVESTOR RELATIONS CONTACT:
Brian Sinderson
212.920.3500 X117
brian.sinderson@ener1.com